UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.          )
Filed by the Registrant [X]
Filed by a Party other than the Registrant [   ]
Check the appropriate box:

[ ]	Preliminary Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[X]	Soliciting Material Pursuant to §240.14a-12.

AT&T Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Additional Information.

In connection with the proposed transaction, SBC intends to file a registration statement, including a proxy statement of AT&T Corp., and other materials with the Securities and Exchange Commission (the “SEC”). Investors and AT&T shareholders are urged to read the registration statement, including the proxy statement, and other materials when they are available because they contain important information. Investors will be able to obtain free copies of the registration statement and proxy statement, when they become available, as well as other filings containing information about SBC and AT&T Corp., without charge, at the SEC’s Internet site (http://www.sec.gov). These documents may also be obtained for free from SBC’s Investor Relations web site (www.sbc.com/investor_relations) or by directing a request to SBC Communications Inc., Stockholder Services, 175 E. Houston, San Antonio, Texas 78258. AT&T Corp.’s filings may be accessed and downloaded for free at the AT&T Investor Relations Web Site (www.att.com/ir/sec) or by directing a request to AT&T Corp., Investor Relations, One AT&T Way, Bedminster, New Jersey 07921.

SBC, AT&T Corp. and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from AT&T shareholders in respect of the proposed transaction. Information regarding SBC’s directors and executive officers is available in SBC’s proxy statement for its 2004 annual meeting of stockholders, dated March 11, 2004, and information regarding AT&T Corp.’s directors and executive officers is available in AT&T Corp.’s proxy statement for its 2004 annual meeting of shareholders, dated March 25, 2004. Additional information regarding the interests of such potential participants will be included in the registration and proxy statement and the other relevant documents filed with the SEC when they become available.

David W. Dorman	One AT&T Way
Chariman & CEO	Bedminster, New Jersey 07921
908 234-4700
FAX 908 532-1230
dorman@att.com

January 31, 2005

Dear ECAC Member:

Today, as you may have heard, AT&T and SBC Communications announced a historic agreement in which SBC will acquire AT&T, creating the industry’s premiere communications and networking company. As one of our most valued customers, I want to personally ensure that you have the facts on this agreement and what it will mean to the future of our business relationship.

Simply put, AT&T is fully committed to being your strategic communications partner — today and for many years to come. Our pending combination with SBC is a marriage of strength that will only enhance our ability to innovate and invest to provide you with the industry’s best networking and communications services and solutions for the long term. With this new entity, we’re creating the nation’s number one enterprise services provider; the leading global networking and communications provider; the number one government services provider; the nation’s number one wireless service provider; the leading provider of domestic DSL service, with the industry’s highest residential data revenue.

From a financial perspective, this deal creates a powerful force in an industry in need of consolidation and stabilization. On a pro-forma basis for 2004, for example, the combined AT&T and SBC (including SBC’s 60 percent stake of Cingular) generated nearly $83 billion in revenue, with more than $23 billion in normalized EBITDA, $10 billion in normalized operating income and a 12.1 percent operating margin. From a cash flow perspective, which we define as normalized EBITDA less capex, the combined entity generated more than $14 billion in 2004 cash flow. Clearly, SBC understands the value that AT&T brings to the table, not only through our global capabilities and networking strength, but through our solid financial position as well.

Moving forward, we intend to fully leverage our combined competitive advantages on behalf of our customers and our shareowners. For example, as part of the new corporate entity, we’ll continue to make significant investments in vital areas such as IP (Internet Protocol), network security, application-aware networking, mobility services and Voice over IP, allowing us to continue providing unsurpassed quality and value and the best customer experience in the global communications industry. The goal at AT&T remains unchanged: we want to deliver robust solutions that empower your business, drive your productivity and provide the best possible return on your communications investment.

The fact is, this combination is good for our shareowners, it’s good for you and all of our enterprise customers and it’s good for our employees, who now have the opportunity to play a central role in building the defining entity in communications for the 21st century.

AT&T’s commitment to your business is unwavering. We appreciate the opportunity to serve you today, and we look forward to providing the type of reliable, secure and cost-effective solutions that you have grown to expect from our company and our people, fueling your success for many years to come.

It’s an exciting new day for all of us at AT&T, and I’m delighted you’ll be a part of our ongoing transformation. I thank you for your continued patronage, and encourage you to call or write me with any thoughts or concerns you might have.

Sincerely,